EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated January 5, 2018 with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Shiloh Industries, Inc. and subsidiaries on Form 10‑K for the year ended October 31, 2017. We consent to the incorporation by reference of said reports in the Registration Statements of Shiloh Industries, Inc. and subsidiaries on Forms S‑8 (File No. 333-21161, File No. 333-103152, File No. 333-178354 and File No. 333-210030) and Form S-3 (File No. 333-216571).

/s/GRANT THORNTON LLP
Southfield, Michigan
January 5, 2018